Exhibit 99.1

WELLPOINT ANNOUNCES LYTLE’S RESIGNATION FROM BOARD

Indianapolis, IN – January 19, 2006 – WellPoint, Inc. (NYSE: WLP) announced today that L. Ben Lytle has resigned from its Board of Directors. Lytle, who retired as chief executive officer of the company in 1999, is leaving the Board in order to devote full time to his role as chief executive officer of AXIA Health Management, LLC.

“Ben’s career has been filled with many milestones that have created the strong foundation on which we continue to build,” said Larry C. Glasscock, chairman, president and chief executive officer of WellPoint, Inc. “He had the vision to help create a strategic plan more than a decade ago which focused on improving the health of the people we serve. This mission continues to guide our overall strategy yet today.”

Lytle began his career with the company in 1977, and for the next 26 years, held a number of positions including chief operating officer, chief executive officer and chairman. Under his leadership, the company grew from a single-state insurer with one million members in Indiana to one of the nation’s most admired health benefits companies serving 12 million members in nine states.

After his retirement, Lytle remained on the Board during a period when the company continued to grow and become the nation’s leading health benefits company serving approximately 34 million members across the country.

“Ben’s leadership has been instrumental in the growth and success of our company. Because of that leadership, we are well prepared for continued success in the future,” added Glasscock.

With Lytle’s resignation, the WellPoint Board has now has been reduced to 16 members.

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Contacts:

Investor Relations	Media
Tami Durle, (317) 488-6390	James Kappel, (317) 488-6400

About WellPoint, Inc.

WellPoint, Inc. is the largest publicly traded commercial health benefits company in terms of membership in the United States. WellPoint, Inc. is an independent licensee of the Blue Cross Blue Shield Association and serves its members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as Blue Cross Blue Shield in 10 New York City metropolitan counties and as Blue Cross or Blue Cross Blue Shield in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), Wisconsin; and through UniCare. Additional information about WellPoint is available at www.wellpoint.com.

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